UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 4, 2014

GEORGIA-CAROLINA BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Georgia	0-22981	58-2326075
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3527 Wheeler Road, Augusta, Georgia		30909
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(706)-731-6600

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07     Submission of Matters to a Vote of Security Holders.

On December 4, 2014, Georgia-Carolina Bancshares, Inc., a Georgia corporation (“GECR”), held a special meeting of stockholders at its main office in Augusta, GA. At the special meeting, there were present in person or by proxy 2,351,557 shares of GECR’s common stock, representing 65.39% of the total outstanding eligible votes. At the special meeting, the shareholders of GECR were asked to vote on (1) the approval of the Agreement and Plan of Merger dated June 23, 2014 by and between GECR and State Bank Financial Corporation (“STBZ”), pursuant to which GECR will merge with STBZ (the “merger proposal”), (2) the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal, and (3) the approval on an advisory basis of the compensation that may be paid to GECR’s named executive officers in connection with the merger (the “compensation proposal”). The voting results for each proposal are as follows:

1)     Approval of the merger proposal:

	Votes	% of Shares Outstanding	% of Shares Voted

Voting For	2,347,830	65.29	99.84
Voting Against	2,520	0.07	0.11
Abstain from Voting	1,207	0.03	0.05
Non-Votes
Total	2,351,557	65.39%	100.00%

2)     Approval of the adjournment proposal:

The adjournment proposal was withdrawn, as sufficient votes were cast at the special meeting to approve the merger proposal.

3)     Approval of the compensation proposal:

	Votes	% of Shares Outstanding	% of Shares Voted

Voting For	2,330,529	64.81	99.11
Voting Against	9,694	0.27	0.41
Abstain from Voting	11,334	0.31	0.48
Non-Votes
Total	2,351,557	65.39%	100.00%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORGIA-CAROLINA BANCSHARES, INC.

Dated: December 5, 2014	By:	/s/ Remer Y. Brinson, III
	Name:	Remer Y. Brinson, III
	Title:	President and Chief Executive Officer